SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                               ___________________


                                    Form 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)

                                 March 16, 1995

                               ___________________


                               HOWELL CORPORATION

             (Exact name of registrant as specified in its charter)


                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)



     1-8704                                          74-1223027
     (Commission File Number)           (I.R.S. Employer Identification No.)



     1111 Fannin, Suite 1500, Houston, Texas            77002
     (Address of principal executive offices)        (Zip Code)


       Registrant's telephone number, including area code:  (713) 658-4000

Item 5.  Other Events

      On March 16, 1995, the Registrant issued a press release announcing that the Registrant had signed an agreement with Norcen Explorer, Inc. (Norcen) regarding the purchase by the Registrant of all of the Mississippi operated properties and certain other assets of Norcen. On March 22, 1995, the Registrant issued a press release announcing that the transaction with Norcen had been finalized. Copies of both press releases are enclosed herewith and incorporated herein by reference.



                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          HOWELL CORPORATION
          (Registrant)




Date:  March 28, 1995                By  /s/ Paul W. Funkhouser
                                         ----------------------
                                         Paul W. Funkhouser
                                         President and Chief Operating Officer

                         HOWELL CORPORATION NEWS RELEASE

For Immediate Release                   Contact:  Sandra M. Ryan
                                                  Manager, Investor Relations
                                                  (713) 658-4070


               HOWELL ACQUIRES MISSISSIPPI OIL AND GAS PROPERTIES


       HOUSTON, TEXAS, MARCH 16, 1995 -- HOWELL CORPORATION (HWL:NYSE; HWLLP:NASDAQ) today announced that its wholly-owned subsidiary, Howell Petroleum Corporation, has agreed to acquire all of the Mississippi operated properties and certain other interests of Norcen Explorer, Inc. The acquisition includes working interests ranging from 85% to 6.25% in six fields with 21 producing wells. The current daily net production from the acquired interests is approximately 540 barrels of oil per day and 450 thousand cubic feet of natural gas per day, which would increase Howell's oil and gas production by 16.4% and 5.5%, respectively. Howell estimates that the proved reserves were 959,000 barrels of oil and slightly over 1 Bcf of gas as of March 1, 1995, for an adjusted purchase price of approximately $5.8 million. This represents increases of 13% and 1.4% to Howell's year-end 1994 oil and gas reserves, respectively. Closing is expected to occur later this month.
      The six fields are located in Smith, Jones, Wayne and Lowndes Counties, Mississippi. Five of the fields are in the Mississippi Salt Dome Basin where Howell is actively exploring for oil and gas through a joint venture it formed to exploit its sizable fee mineral acreage position. The sixth field is in the Black Warrior Basin where Howell has existing production. Norcen currently operates two of the fields which represent approximately 40% of the value of the acquired properties. Howell expects to be elected operator of these two fields after the acquisition is completed.
      Paul Howell, Chairman and Chief Executive Officer of Howell Corporation, commented, "The acquisition of the Norcen properties is an excellent strategic fit for our existing and planned activities in the area. This acquisition provides Howell Petroleum with a strong operational base in the Mississippi Salt Dome Basin, which is where the majority of our 1995 Mineral Acreage drilling prospects are concentrated. Completion activities are currently underway on one area prospect and several others are planned for drilling during 1995. One of the three pipeline systems which we are acquiring from Exxon traverses this same Basin, passing within 30 miles of five of the fields being acquired from Norcen. The synergies among these acquisitions, assets and opportunities seem endless."
      Howell Corporation is a diversified independent energy company engaged in oil and gas exploration, production, marketing, transportation and petrochemicals.

                                      # # #

                         HOWELL CORPORATION NEWS RELEASE

For Immediate Release                   Contact:  Sandra M. Ryan
                                                  Manager, Investor Relations
                                                  (713) 658-4070


                      HOWELL CLOSES ACQUISITION FROM NORCEN
       - Increases daily oil production by over 16%, oil reserves by 13% -



       HOUSTON, TEXAS, MARCH 22, 1995 -- HOWELL CORPORATION (HWL:NYSE; HWLLP:NASDAQ) today announced that its wholly-owned subsidiary, Howell Petroleum Corporation, has finalized its previously announced acquisition of Mississippi producing properties from Norcen Explorer, Inc. The acquisition will add approximately 540 barrels of oil and 450 thousand cubic feet of natural gas per day to Howell's current oil and gas production, representing increases of 16.4% and 5.5%, respectively. Howell estimates that proved reserves for the acquired properties are 959,000 barrels of oil and slightly over 1 Bcf of gas, which increases Howell's oil and gas reserves as of year-end 1994 by 13% and 1.4%, respectively. Howell paid $5.8 million for the properties.
      The properties include working interests ranging from 85% to 6.25% in six fields with 21 producing wells. The fields acquired are Burns, Tallahoma Creek, Reedy Creek, Chaparral, Free State and Stinson Creek located in Smith, Jones, Wayne and Lowndes Counties, Mississippi. Howell expects to be elected operator of the Burns and Tallahoma Creek fields which represent about 40% of the total acquisition value.
      The acquisition is an excellent strategic fit for Howell. Five of the fields are in the Mississippi Salt Dome Basin where Howell is actively drilling to exploit its sizable fee mineral acreage position. One of the crude oil pipelines that Howell is acquiring from Exxon passes within thirty miles of these five fields. The sixth field is in the Black Warrior Basin where Howell has existing production.
      Howell Corporation is a diversified independent energy company engaged in oil and gas exploration, production, marketing, transportation and petrochemicals.
                                      # # #